Filed in the Office of Barbara K. Cegavske Secretary of State State Of Nevada	Business Number C30795-2002 Filing Number 20211638598 Filed On 7/27/2021 2:40:00 PM Number of Pages 5

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☒ **Certificate of Designation**
☐ **Certificate of Amendment to Designation - Before Issuance of Class or Series**
☐ **Certificate of Amendment to Designation - After Issuance of Class or Series**
☐ **Certificate of Withdrawal of Certificate of Designation**

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: SmartMetric, Inc. Entity or Nevada Business Identification Number (NVID): NV20021500990
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing: Series D Convertible Preferred Stock
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing:
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☐ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* SmartMetric, Inc. (the "Company"), a corporation organized and existing under the laws of Nevada, does hereby (continued, see attached Exhibit "A")
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X /s/ Chaya Coleena Hendrick Signature of Officer Date: 07/27/2021

* Attach additional page(s) if necessary
This form must be accompanied by appropriate fees.

Exhibit A

CERTIFICATE OF DESIGNATION OF SERIES D CONVERTIBLE PREFERRED STOCK OF SMARTMETRIC, INC.

STATED CAPITAL: $100.00

SmartMetric, Inc. (the "Company"), a corporation organized and existing under the laws of Nevada, does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company by the Articles of Incorporation of the Company, as amended, and the Board of Directors of the Company, has adopted resolutions (a) authorizing the issuance of 5,000 shares of Series D Convertible Preferred Stock, $0.001 par value per share (the "Series D Preferred Stock") of the Company pursuant to a certain promissory note issued to AJB Capital Investments, LLC (the "Note") and (b) providing for the designations, preferences and relative participating, optional or other rights, and the qualifications, limitations or restrictions thereof, as follows:

1. <u>Dividends and Distributions</u>.

Holders of the Series D Preferred Stock shall not be entitled to receive dividends or other distributions.

2. <u>Conversion into Common Stock</u>.

2.1. <u>Stated Value</u>. The stated value of each share of Series D Stock for purposes of conversion is $100.00 (the "Stated Value").

2.2. <u>Conversion Price</u>. "Conversion Price" shall mean the average price ("VWAP") for the common stock of the Company (the "Common Stock") on the Company's principal trading market during the twenty (20) trading days immediately prior to the conversion date.

2.3. <u>Conversion Period</u>. This right to convert may be exercised within five (5) days of the date when the Company failed to cure the default in accordance with the terms of the Note (the "Conversion Period").

2.4. <u>Right to Convert</u>. During the Conversion Period, subject to and upon compliance with the provision of this Section 2, a holder of the shares of Series D Preferred Stock shall be entitled, at its option, at any time after an Event of Default (as defined in the Note), if not cured pursuant to the terms of the Note, to convert all shares of Series D Preferred Stock into the number of shares of Common Stock equal to the quotient of (i) the product of the issued shares of Series D Preferred Stock to be converted and the Stated Value and (ii) the Conversion Price. This right to convert may be exercised only one time irrespective to the number of shares converted. Notwithstanding anything to the contrary herein, the number of shares of Series D Preferred Stock

that may be converted shall be limited to that extent the product of the issued shares of Series D Preferred Stock to be converted and the Stated Value does not exceed the total outstanding amount owed by the Company under the Note. The Holder understands and acknowledges that by exercising its right to convert Series D Preferred Stock into the shares of Common Stock the Holder accepts the shares of Common Stock resulting from such conversion as full and complete payment of the Note and releases the Company from any and all obligations in connection with the Note and the Note is deemed to have been paid in full as of the date of such conversion.

2.5. Notice of Conversion. The Series D Preferred Stock stockholder must provide a ten (10) day written notice to the Company of its intent to convert all of the shares of Series D Preferred Stock into the shares of Common Stock.

2.6. Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Series D Preferred Stock and the number of shares of Common Stock to be issued shall be determined by rounding up to the nearest whole share. Such conversion shall be determined on the basis of the total number of shares of Series D Preferred Stock the holder is at the time converting into Common Stock and such rounding shall apply to the number of shares of Common Stock issuable upon aggregate conversion. Before any holder shall be entitled to convert, it shall surrender the certificate or certificates representing Series D Preferred Stock to be converted, duly endorsed or accompanied by proper instruments of transfer, at the office of the Company or of any transfer agent, and shall given written notice to the Company at such office that it elects to convert the same. The Company shall, as soon as practicable thereafter, issue a certificate or certificates, or book-entry statement, for the number of shares of Common Stock to which the holder shall be entitled. The Company shall, as soon as practicable after delivery of such certificates, or such agreement and indemnification in the case of a lost, stolen, or destroyed certificate, issue and deliver to such holder of Series D Preferred Stock the number of shares of Common Stock to which such holder is entitled. Such conversion shall be deemed to have been made as of the date of the notice of conversion.

2.7. Common Stock Reserved. The Company shall take such action as is necessary to amend the Articles of Incorporation to authorize such number of shares of Common Stock as shall from time to time be sufficient to effect conversion of the Series D Preferred Stock.

3. Liquidation Preference.

Distribution of Assets in Liquidation. In the event of any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, the assets of the Company available for distribution to its stockholders shall be distributed to all holders of Series D Preferred Stock on an as converted basis and pro rata with the holders of Common Stock.

4. Voting Rights.

The record holders of the Series D Preferred Stock shall have no voting rights.

5. Redemption.

In the event, any of the shares of Series D Preferred Stock are converted by the Holder or the Note is paid in full or converted pursuant to the terms of the Note, the entirety of the shares of Series D Preferred Stock issued as of the date of such event is automatically redeemed by the Company without any further instrument. In such event, the holder of Series D Preferred Stock shall surrender the certificate or certificates representing Series D Preferred Stock, duly endorsed or accompanied by proper instruments of transfer, at the office of the Company. Irrespective of the fact of surrender, the Company shall be entitled to file a certificate of withdrawal of this certificate of designation establishing Series D Preferred Stock in the event the Note is paid in full or converted pursuant to the terms of the Note or any of the shares of Series D Preferred Stock are converted by a holder.

6. Transferability.

Subject to full and complete compliance with applicable federal and state securities laws, Series D Preferred Stock may be transferred solely in connection with the transfer of the Note and may be held solely by the holder of the Note.

ANNEX A

NOTICE OF CONVERSION
(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series D Preferred Stock indicated below into shares of common stock, par value $0.001 per share (the "Common Stock"), of SmartMetric, Inc., a Nevada Corporation (the "Corporation"), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Company. No fee will be charged to the Holders for any conversion, except for any such transfer taxes.

The holder understands and acknowledges that by exercising its right to convert Series D Preferred Stock the holder accepts the shares of Common Stock resulting from such conversion as full and complete payment of the Note and releases the Company from any and all obligations in connection with the Note and the Note is deemed to have been paid in full as of the date of such conversion.

Conversion calculations:

Date to Effect Conversion: ______________________________

Number of Shares of Preferred Stock owned prior to Conversion: ______________________________

Number of shares of Preferred Stock to be converted: ______________________________

Stated Value of shares of Preferred Stock to be converted: ______________________________

Number of shares of Common Stock to be issued: ______________________________

Applicable Conversion Price: ______________________________

Number of shares of Preferred Stock subsequent to Conversion: ______________________________

[HOLDER]
By: ______________________________
Name:
Title: